EXHIBIT 16




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                       [LETTERHEAD KPMG Peat Marwick LLP]




Securities and Exchange Commission
Office of the Chief Accountant
Washington, D.C. 20549


July 22, 1997


Ladies and Gentlemen:

We were previously principal accountants for Corporate Realty Income Fund I, L.P. and, under the date of February 5, 1997, we reported on the consolidated financial statements of Corporate Realty Income Fund I, L.P as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996. On July 16, 1997, our appointment as principal accountants was terminated. We have read Corporate Realty Income Fund I, L.P.'s statements included under Item 4 of its Form 8-K dated July 21, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Corporate Realty Income Fund I, L.P.'s assertion that Ernst & Young was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Corporate Realty Income Fund I, L.P.'s financial statements.

Very truly yours,

/s/ KPMG Peat Marwick LLP